     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1995
                                                      REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        VANGUARD CELLULAR SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

          NORTH CAROLINA                    56-1549590
   (State or other jurisdiction          (I.R.S. Employer
of incorporation or organization)     Identification Number)

                            2002 PISGAH CHURCH ROAD
                                   SUITE 300
                        GREENSBORO, NORTH CAROLINA 27455
                                 (910) 282-3690
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              RICHARD C. ROWLENSON
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        VANGUARD CELLULAR SYSTEMS, INC.
                            2002 PISGAH CHURCH ROAD
                                   SUITE 300
                        GREENSBORO, NORTH CAROLINA 27455
                                 (910) 282-3690
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          COPIES OF COMMUNICATIONS TO:
                                 DORIS R. BRAY
                  SCHELL BRAY AYCOCK ABEL & LIVINGSTON L.L.P.
                             POST OFFICE BOX 21847
                        GREENSBORO, NORTH CAROLINA 27420
                                 (910) 370-8800
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []
                        CALCULATION OF REGISTRATION FEE
[CAPTION]

                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
             TITLE OF EACH CLASS                  AMOUNT TO BE        OFFERING PRICE            AGGREGATE
       OF SECURITIES TO BE REGISTERED            REGISTERED (1)          PER UNIT            OFFERING PRICE
Senior Debentures; Senior Subordinated
  Debentures; )
  and Subordinated Debentures (collectively,)
  "Debentures");                            )
Preferred Stock ($.01 par value per share); )     $250,000,000                                $250,000,000
Depositary Shares representing Preferred
  Stock;    )
Class A Common Stock ($.01 par value per
  share); )
Class B Common Stock ($.01 par value per
share);  )
and Warrants                                )
             TITLE OF EACH CLASS                     AMOUNT OF
       OF SECURITIES TO BE REGISTERED          REGISTRATION FEE (2)
Senior Debentures; Senior Subordinated
  Debentures; )
  and Subordinated Debentures (collectively,)
  "Debentures");                            )
Preferred Stock ($.01 par value per share); )         $86,207
Depositary Shares representing Preferred
  Stock;    )
Class A Common Stock ($.01 par value per
  share); )
Class B Common Stock ($.01 par value per
share);  )
and Warrants                                )

(1) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price for all securities of $250,000,000. In addition, this Registration Statement includes such presently indeterminate number of Securities (as defined herein) as may be issuable from time to time upon conversion or exchange of the Securities being registered hereunder.
(2) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the offering price rather than the principal amount of any Debentures issued at a discount or liquidation value of any Preferred Stock.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JULY 25, 1995
PROSPECTUS

            (VANGUARD CELLULAR SYSTEMS, INC.(R) LOGO APPEARS HERE)

               SENIOR DEBENTURES, SENIOR SUBORDINATED DEBENTURES,
        SUBORDINATED DEBENTURES, PREFERRED STOCK, CLASS A COMMON STOCK,
                       CLASS B COMMON STOCK AND WARRANTS
     Vanguard Cellular Systems, Inc. (the "Company") may offer and issue from time to time (i) its senior debentures ("Senior Debentures"), senior subordinated debentures ("Senior Subordinated Debentures"), and subordinated debentures ("Subordinated Debentures") (collectively, the "Debentures"), (ii) shares of its Preferred Stock, $.01 par value per share, which may be represented by depositary shares as described herein (the "Preferred Stock"),
(iii) shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (iv) shares of its Class B Common Stock, par value $.01 per share (the "Class B Common Stock") or (v) Warrants to purchase Debentures, Preferred Stock, Class A Common Stock or Class B Common Stock or other securities or rights (the "Warrants"), all for an aggregate initial offering price not to exceed $250,000,000 (or the equivalent thereof denominated in one or more foreign currencies or foreign currency units). The Debentures, Preferred Stock, Class A Common Stock, Class B Common Stock and Warrants are herein collectively referred to as the "Securities." The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately. Securities may be sold for U.S. dollars, foreign currency or currency units; amounts payable with respect to any Securities may likewise be payable in U.S. dollars, foreign currency or currency units -- in each case, as the Company designates. Debentures and Preferred Stock may be convertible and/or exchangeable for Securities or other securities or rights.
     Certain terms of any Debentures in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, where applicable, the specific designation (including whether senior, senior subordinated or subordinated and whether convertible and/or exchangeable), aggregate principal amount, purchase price, maturity, interest rate and time of payment of interest (if any), terms (if any) for the redemption, conversion or exchange thereof, listing (if any) on a securities exchange and any other specific terms of the Debentures. Certain terms of any Preferred Stock in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock), listing (if any) on a securities exchange, and whether the Company has elected to offer the Preferred Stock in the form of depositary shares. Certain terms of any Warrants in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised.
     SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
     The Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. Certain terms of the offering and sale of the Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares or Warrants to be purchased, the purchase price of the Securities and the proceeds to the Company from such sale, and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, will also be set forth in the accompanying Prospectus Supplement.
       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO
              THE
                         CONTRARY IS A CRIMINAL OFFENSE

(The redherring appears on the left-hand side of this page, rotated 90 degrees. Text appears as follows:)

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               THE DATE OF THIS PROSPECTUS IS             , 1995

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents have been previously filed by the Company with the Securities and Exchange Commission (the "Commission") and are hereby incorporated by reference in this Prospectus as of their respective dates: (a) Annual Report on Form 10-K for the year ended December 31, 1994, (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, (c) Current Report on Form 8-K filed on January 9, 1995 (d) Current Report on Form 8-K filed on February 13, 1995 and (e) description of the Company's Class A Common Stock contained in a Registration Statement of the Company on Form 8-A dated February 29, 1988, as amended by a Form 8-A/A dated July 25, 1995.
     Additionally, all reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Assistant Treasurer, Vanguard Cellular Systems, Inc., 2002 Pisgah Church Road, Suite 300, Greensboro, NC 27455. Telephone requests may be directed to (910) 282-3690.
                              CERTAIN DEFINITIONS
     As used in this Prospectus, "pops" means the Donnelly Marketing Service estimate of the 1994 population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA") multiplied by a percentage ownership interest in an entity licensed or designated to receive a license by the Federal Communications Commission (the "FCC") to construct or operate a cellular telephone system in that MSA or RSA. An MSA or RSA is referred to herein as a "market." The number of pops should not be confused with the current number of users of cellular service and is not necessarily indicative of the number of users of cellular services in the future. "Nonwireline" refers to a company that is not owned by or primarily affiliated with a landline telephone company. A nonwireline license is one of two licenses granted in each cellular market area. "Control markets" refer to all markets in which the Company's current ownership interest is in excess of 50.0% as well as the Wilmington and Jacksonville, North Carolina markets which are jointly controlled by the Company and a subsidiary of GTE Corporation. "Operating Cash Flow" or "EBITDA" refers to the Company's income
(loss) from operations before depreciation and amortization. Operating Cash Flow has been used by the Company, in conjunction with external financing, to satisfy debt service obligations and to fund capital expenditures and other operational needs. In addition, certain covenants in the long-term credit facility are based upon calculations using Operating Cash Flow. Operating Cash Flow does not represent and should not be considered as an alternative to net income or operating income as determined by generally accepted accounting principles.
                                       2

                             AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048, and copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.
     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.
     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF SECURITIES DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                       3

                                  THE COMPANY
     The Company owns and operates nonwireline cellular telephone systems in the Eastern United States and is one of the largest independent operators of solely nonwireline cellular telephone systems in the United States with 7.5 million aggregate pops and 27 control cellular markets as of June 30, 1995. The Company's control cellular markets are grouped into five operating metro-clusters consisting of the Mid-Atlantic Supersystem and the Florida, Carolinas, New England and West Virginia metro-clusters. The Mid-Atlantic Supersystem, together with the New England metro-cluster, represent 75% of the Company's pops as of June 30, 1995 and are contiguous to four of the nation's seven largest MSAs -- New York, Philadelphia, Baltimore/Washington and Boston.
     The Company was founded as a Delaware corporation in July 1984 and reincorporated under North Carolina law in February 1987. As used in this Prospectus, the term "Company" refers to Vanguard Cellular Systems, Inc. and its subsidiaries, as well as the partnerships or corporations holding cellular licenses for markets not 100% owned by the Company or its subsidiaries, to the extent of their interests therein. The location and mailing address of the principal executive offices of the Company is 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina 27455, telephone (910) 282-3690.
                                USE OF PROCEEDS
     Except as may otherwise be set forth in the Prospectus Supplement, the net proceeds from the sale of the Securities offered hereby will be used for capital expenditures, acquisitions, working capital and general corporate purposes. Pending such application of the proceeds, the Company will temporarily reduce bank debt or invest the proceeds of this offering in certificates of deposit, United States government securities or certain other interest-bearing securities.
                                  RISK FACTORS
     Before purchasing any Securities offered hereby a prospective investor should consider, among other things, the following factors:
     NET LOSSES. The Company's activities have concentrated on the investment in and development of its cellular systems to improve service and expand geographic coverage. As a result, in each year of its operations the Company has incurred a net loss. There can be no assurance that the Company will become and/or remain profitable in the future.
     EXISTING INDEBTEDNESS; ADDITIONAL FINANCING. The Company has relied primarily upon borrowings under its bank credit facilities to finance operations, capital expenditures and acquisitions. Total outstanding borrowings under its existing loan agreement (the "Loan Agreement") were $459.0 million at June 30, 1995 and the Company expects to continue to borrow funds under this agreement. The Loan Agreement provides for total borrowings of up to $675 million; however, under the financial covenants of the agreement, borrowing availability is dependent on continued improvement in the Company's operating performance. In addition, the Company is currently required to pay only interest under the Loan Agreement at rates which vary with specified indices, but beginning March 31, 1998, the Company will be required to begin repaying principal under the Loan Agreement with all amounts due by December 31, 2003. Although the Company has generated positive Operating Cash Flow since 1991, the Company's cash flow must continue to improve for it to meet the financial covenants of the Loan Agreement and to service its debt and meet its other cash requirements without additional financing. There can be no assurance that such improvements will be achieved or, if not achieved, that additional financing will be available, or that any available financing will be on terms that are attractive to the Company. If cash flows do not continue to improve sufficiently or if such financing is not available to the Company, the Company may be materially limited in its ability to make acquisitions and capital expenditures to improve its operations or may fail to meet the financial covenants and debt service requirements of the Loan Agreement which would result in outstanding borrowings under the agreement becoming immediately due and payable.
     DEFICIENCY OF EARNINGS TO FIXED CHARGES. Fixed charges of the Company have exceeded its earnings before extraordinary item and fixed charges in each year of its operations. There can be no assurance that the Company's earnings before fixed charges will be sufficient to pay interest on any debt securities offered hereby. See "Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends."
     COMPETITION FROM WIRELINE TELEPHONE COMPANIES AND NEW TECHNOLOGIES. Although current policies of the FCC authorize only two licensees to operate cellular systems in each market, there is, and the Company expects there will continue to be, significant competition from the other licensee authorized to serve each cellular market in which the Company operates. Competition for subscribers between cellular licensees is based principally upon the services and enhancements offered, the
                                       4
technical quality of the cellular system, customer service, system coverage and capacity, and price. The Company competes with a wireline licensee in each of its cellular markets, some of which are larger and have access to more substantial capital resources than does the Company.
     As a result of regulatory and legislative initiatives, the Company's cellular operations are also expected to face increased competition from entities providing other communications technologies and services, including but not limited to personal communications services ("PCS"). Some of these technologies and services are currently operational and others are being developed or may be developed in the future. Accordingly, there can be no assurance that one or more of the technologies currently utilized by the Company in its business will not become obsolete at some time in the future.
     REGULATION. The licensing, construction, operation and sale of controlling interests in cellular systems are regulated by the FCC. In addition, certain aspects of cellular system operations, including but not limited to rates and the resale of cellular service, may be subject to public utility regulation in the state in which service is provided. Changes in the regulation of the Company's activities, such as increased price regulation or deregulation of interconnection arrangements or a decision by the FCC to permit more than two licensees in each cellular market, could adversely affect the Company's results of operations. In addition, all cellular licenses in the United States were granted for an initial 10-year term and are subject to renewal. The majority of the Company's cellular licenses expire within the next two years. While the Company believes that each of these licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's licenses will be renewed.
     CHALLENGES OF GROWTH BY ACQUISITIONS. The Company will continue to pursue opportunities to acquire additional interests in cellular systems proximate to its existing metro-clusters as well as additional interests in licensees in which it currently owns less than a 100% interest. If the Company is successful in pursuing such acquisitions, the Company may require substantial additional financing to acquire and develop additional systems. There can be no assurance that the Company will be able to obtain such additional financing. Furthermore, in acquiring additional cellular systems, the Company will be subject to the risks that new systems will not perform as expected and that the returns from such systems will not support the indebtedness incurred to acquire, or the capital expenditures incurred to develop, such systems. In addition, in seeking to acquire additional cellular systems or licenses in its primary markets, the Company competes with other communications companies, many of which are larger and have access to more substantial capital resources than does the Company. Competition among bidders for acquisition targets is based upon a variety of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration, and similar matters.
     OPTIONS TO MAKE ADDITIONAL INVESTMENT IN GEOTEK. As of June 30, 1995, the Company had purchased 2,500,000 shares of Common Stock of Goetek Communications, Inc. ("Geotek"), for a purchase price of $30 million and had agreed to purchase 531,463 shares of Geotek Series L Cumulative Convertible Preferred Stock on September 1, 1995 for a purchase price of $5 million. In addition, as of June 30, 1995, the Company had earned approximately 400,000 shares of Goetek Common Stock pursuant to a five year consulting agreement with Geotek expiring in 1999 and the Company holds options to invest up to $86 million for an aggregate of approximately 5.3 million shares of common stock of Geotek. The options are exercisable in series on or before September 1, 1996, subject to certain extensions and qualifications. Should the Company exercise all or any portion of these options, the exercise would require funds that might otherwise be available for cellular system acquisitions, capital expenditures or other corporate purposes. Any exercise would require approval of the Company's lenders under its Loan Agreement or other financing alternatives.
     DIVIDEND AND OTHER RESTRICTIONS UNDER THE LOAN AGREEMENT. The terms of the Company's Loan Agreement prohibit the payment of dividends or other distributions on any shares of the Company's capital stock (other than dividends payable in shares of the Company's capital stock). The Company does not anticipate paying any cash dividend or other distribution on its Common Stock in the foreseeable future.
     CONTROL OF THE COMPANY; CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS. Existing management of the Company and members and affiliates of the "Richardson Family" own approximately 30% of the Company's outstanding Class A Common Stock as of June 30, 1995, and consequently, if they act in concert, are probably in a position to control the management and the affairs of the Company. The articles of incorporation and bylaws of the Company contain certain provisions that may render more difficult a hostile takeover, make it more difficult to remove or change the composition of the Company's incumbent Board of Directors and its officers, adversely affect shareholders who desire to participate in a tender offer and deprive shareholders of possible opportunities to sell their shares at prices higher than prevailing market prices. See "Description of Common Stock."
                                       5

     VALUE OF FCC LICENSES. The underlying value of the Company's assets relates primarily to its intangible assets, principally interests in entities holding FCC construction permits and licenses, the value of which depend significantly upon the success of the Company's business and the growth of the industry in general. While the Company believes that there is presently a market for such assets, such market may not exist in the future or the values obtainable may be lower than at present. As a consequence, in the event of default on indebtedness of the Company or any other event which would result in the liquidation of the Company's assets, there can be no assurance that the proceeds would be sufficient to pay its obligations, including any obligations pursuant to the Securities offered hereby.
     RADIOFREQUENCY EMISSION CONCERNS. Media reports have suggested that certain radiofrequency ("RF") emissions from portable cellular telephones may be linked to cancer. The FCC has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular telephones. While the proposal would impose more restrictive standards on RF emissions from low power devices such as portable cellular telephones, it is anticipated that all cellular telephones currently marketed and in use already comply with the new proposed standards.
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
     For the purposes of calculating the Company's ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of income from continuing operations before income taxes, extraordinary items, minority interests and fixed charges (other than capitalized interest) and "fixed charges" consist of interest, whether expensed or capitalized. The Company has never issued any shares of preferred stock. Earnings have not been adequate to cover fixed charges in any period of the Company's operations. The following table sets forth the amount of the coverage deficiency in the periods indicated:

                                                                                                               THREE MONTHS
                                                                                                                  ENDED
                                                                YEAR ENDED DECEMBER 31,                         MARCH 31,
                                                  1990        1991        1992        1993        1994       1994       1995
                                                                                (IN THOUSANDS)
Fixed charges in excess of earnings..........   $(30,717)   $(33,738)   $(27,151)   $(15,317)   $(14,476)   $(3,284)   $(7,382)

                           DESCRIPTION OF DEBENTURES
     The Company may offer under this Prospectus Senior Debentures, Senior Subordinated Debentures and Subordinated Debentures, any of which Debentures may be issued as convertible and/or exchangeable Debentures.
     The Debentures will represent unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement. The Senior Debentures will be senior to all subordinated indebtedness of the Company, and pari passu with other unsecured, unsubordinated indebtedness of the Company. The Senior Subordinated Debentures will be subordinate in right of payment to the Senior Debentures and to certain other debt obligations of the Company and senior to the Subordinated Debentures. The Subordinated Debentures will be subordinate in right of payment to the Senior Debentures, the Senior Subordinated Debentures and to certain other debt obligations of the Company..
     The Senior Debentures, the Senior Subordinated Debentures and the Subordinated Debentures will be issued under separate Indentures that have been qualified under the Trust Indenture Act of 1939 and that will be entered into between the Company and trustees eligible under the Trust Indenture Act of 1939 to be designated prior to issuance of the respective Debentures. In this Prospectus, the indentures with respect to the Senior Debentures, Senior Subordinated Debentures and Subordinated Debentures are referred to as the "Senior Indenture," "Senior Subordinated Indenture" and "Subordinated Indenture," respectively. In addition, the Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures" and the Trustee under the Senior Indenture, the Trustee under the Senior Subordinated Indenture and the Trustee under the Subordinated Indenture are sometimes collectively referred to as the "Trustees" and individually as a "Trustee." The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. As used in the Indentures and in this section, the term the "Company" means Vanguard Cellular Systems, Inc. without reference to its consolidated subsidiaries.
GENERAL
     The Indentures do not limit the aggregate principal amount of Debentures which may be issued thereunder and provide that Debentures may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount authorized from time to time by the Company (Sections 2.1 and
2.2 of the Indentures). Unless otherwise provided in the Prospectus Supplement, the Debentures may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion and/or exchange at the office of the applicable Trustee, unless the Company appoints a different office or agency for such purpose. (Section 4.2 of the Indentures). At the option of the Company, the payment of interest may also be made by check mailed to the address of the person entitled thereto as it appears in the Debenture register. (Section 4.1 of the Indentures).
     The applicable Prospectus Supplement will describe the following terms of any Debentures (the "Offered Debentures") in respect of which this Prospectus is being delivered (to the extent applicable to the Offered Debentures): (1) the designation (including whether they are Senior Debentures, Senior Subordinated Debentures or Subordinated Debentures), aggregate principal amount and authorized denominations, if other than denominations of $1,000 and any integral multiple thereof, of the Offered Debentures; (2) the percentage of the principal amount at which such Offered Debentures will be issued; (3) the date or dates (and whether fixed or extendable) on which the principal of the Offered Debentures is payable or the method of determination thereof; (4) the rate or rates at which the Offered Debentures will bear interest, if any, the method of calculating such rates, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Debentureholders to whom interest will be payable; (5) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debentures will be payable; (6) any provisions relating to the issuance of the Offered Debentures at an original issue discount; (7) the price or prices at which, the period or periods within which, and the terms and conditions upon which the Offered Debentures may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise (including the form or method of payment if other than cash, which may include securities of other issuers); (8) the obligation, if any, of the Company to redeem, repay or purchase the Offered Debentures pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the Debentureholder and the price or prices at which, the period or periods within which and the terms and conditions upon which the Offered Debentures will be redeemed, repaid or purchased, in whole or in part, pursuant to any such obligation (including the form or method of payment if other than in cash, which may include securities of other issuers), and any provisions for the remarketing of such Debentures; (9) if other than the principal amount thereof, the portion of the
                                       7
principal amount of the Offered Debentures which will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;
(10) any Events of Default in addition to or in lieu of those described herein and remedies therefor; (11) whether the Offered Debentures are convertible or exchangeable and, if so, the securities or rights into which the Offered Debentures are convertible or exchangeable (which may include other Debentures, Preferred Stock, Class A Common Stock, Class B Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or exchangeable for securities of other issuers or a combination of the foregoing) and the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein; (12) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Offered Debentures; (13) the currency or currencies, including composite currencies, in which the Offered Debentures will be denominated if other than the currency of the United States of America; (14) if other than the coin or currency in which the Offered Debentures are denominated, the coin or currency in which payment of the principal of, premium, if any, or interest on the Offered Debentures will be payable; (15) if the principal of, premium, if any, or interest on the Offered Debentures are to be payable, at the election of the Company or a holder thereof, in a coin or currency other than that in which the Offered Debentures are denominated, the period or periods within which, and terms and conditions upon which, such election may be made; (16) if the amount of payments of principal of, premium, if any, and interest on the Offered Debentures may be determined with reference to the value, rate or price of one or more specified commodities, currencies or indices, the manner in which such amounts shall be determined; (17) whether and under what circumstances the Company will pay additional amounts on the Offered Debentures held by a person who is not a United States of America person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debentures rather than pay such additional amounts; (18) if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the Offered Debentures in definitive form (whether upon original issue or upon exchange of a temporary Debenture), the form and terms of such certificates, documents or conditions; (19) any other affirmative or negative covenants with respect to the Offered Debentures; (20) whether the Offered Debentures will be issued in whole or in part in the form of one or more Global Debentures and, in such case, the Depositary therefor and the circumstances under which any Global Debenture may be exchanged for Offered Debentures registered in the name of, and under which any transfer of such Global Debenture may be registered in the name of, any person other than the Depositary; and (21) any other specific terms of the Offered Debentures. (Section 2.2 of the Indentures).
     The Debentures will be exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.6 and 2.10 of the Indentures).
     Debentures may be issued and sold at a substantial discount below their principal amount or their redemption value. (Section 2.2 of the Indentures). If so issued, certain federal income tax and other considerations, if applicable, will be described in the Prospectus Supplement relating thereto.
SUBORDINATION
     The Subordinated Debentures will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness as defined in the Subordinated Indenture. (Section 3.1 of the Subordinated Indenture). Senior Indebtedness is defined in the Subordinated Indenture as (a) the principal of and premium, if any, and interest on: (i) all indebtedness for money borrowed by the Company, whether outstanding on the date of the Indenture or thereafter created or incurred; (ii) all indebtedness for money borrowed by another person, in which the Company has an equity interest or has the right to purchase an equity interest, and guaranteed directly or indirectly by the Company (whether such guarantee is outstanding on the date of the Indenture or thereafter created or incurred); and (iii) all indebtedness constituting purchase money indebtedness (as defined) for the payment of which the Company is directly or contingency liable (whether outstanding on the date of the Indenture or thereafter created or incurred); (b) any obligation to purchase or guarantee indebtedness of, to supply funds to or invest in, another person in which the Company has an equity interest or has the right to purchase an equity interest (whether such obligation is outstanding on the date of the Indenture or is thereafter created or incurred); (c) any obligation of the Company to any person in respect of surety or similar bonds issued by such person in connection with entering into, renewing or extending any cellular license granted by a governmental authority or any construction in respect of any cellular telephone system by the Company or any other person in which the Company has an equity interest or has the right to purchase an equity interest; and (d) all renewals, extensions or refundings of any such obligations, indebtedness and guarantees; provided, however, that Senior Indebtedness shall not
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include any obligation, indebtedness or guarantee which is created or evidenced by an instrument the terms of which expressly provide that such obligation, indebtedness or guarantee is subordinate to the Subordinated Debentures or to all other indebtedness of the Company or is not superior in right of payment or performance to the Subordinated Debentures. (Section 1.1 of the Subordinated Indenture).
     The Senior Subordinated Debentures will be subordinated to the extent and in the manner set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness as defined in the Senior Subordinated Indenture. (Section 3.1 of the Senior Subordinated Indenture). Senior Indebtedness is defined in the Senior Subordinated Indenture in the same manner as Senior Indebtedness is defined in the Subordinated Indenture except that Senior Indebtedness as defined in the Senior Subordinated Indenture does not include: (i) the Subordinated Debentures; or (ii) any obligation, indebtedness or guarantee which is created or evidenced by an instrument the terms of which expressly provide that such obligation, indebtedness or guarantee is subordinate to the Senior Subordinated Indentures or to all other indebtedness of the Company or is not superior in right of payment or performance to the Senior Subordinated Debentures or that such obligation, indebtedness or guarantee is subordinate to senior indebtedness and senior indebtedness is defined by such instrument in substantially the same manner as senior indebtedness is defined in the indenture for the Subordinated Debentures unless the definition of senior indebtedness expressly provides that such obligation, indebtedness or guarantee is not subordinate to the Senior Subordinate Debentures or is superior in right of payment or performance to the Senior Subordinated Debentures. (Section 1.1 of the Senior Subordinated Indentures).
     At June 30, 1995, the Company had approximately $459.1 million of Senior Indebtedness and other indebtedness to which the Subordinated Debentures and the Senior Subordinated Debentures may be effectively subordinated. There is no limitation in the Indentures on the incurrence of additional Senior Indebtedness and the Company expects to incur such additional indebtedness.
     No payment on account of the principal of, premium, if any, or interest on the Senior Subordinated Debentures or Subordinated Debentures may be made, if, at the time of such payment or immediately after giving effect thereto, there exists a default in payment of the principal of, premium, if any, or interest on any Senior Indebtedness (as defined in the Senior Subordinated Indenture or Subordinated Indenture, as applicable), whether at expressed maturity, acceleration thereof or otherwise, except as otherwise provided in the applicable Indenture. (Section 3.2 of the Senior Subordinated and Subordinated Indentures). Upon any payment or distribution of assets of the Company of any kind or character, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, all principal of, premium, if any, and interest due on all Senior Indebtedness (including any outstanding Senior Debentures and, in the case of the Subordinated Debentures, any outstanding Senior Subordinated Indebtedness) must be paid or provided for in full before the holders of the Senior Subordinated or Subordinated Debentures are entitled to receive or retain any payment. (Section 3.2 of the Senior Subordinated and Subordinated Indentures). Subject to the payment in full of all Senior Indebtedness (as defined in the Senior Subordinated Indenture or the Subordinated Indenture, as the case may be), the holders of the Senior Subordinated Debentures or Subordinated Debentures, as applicable, will be subrogated to the rights of the holders of Senior Indebtedness (as respectively defined) to receive payments or distributions of assets of the Company applicable to Senior Indebtedness until the Senior Subordinated or Subordinated Debentures are paid in full. (Section
3.2 of the Senior Subordinated and Subordinated Indentures). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than the holders of the Senior Subordinated or Subordinated Debentures.
CONVERTIBLE DEBENTURES
     The terms, if any, on which Offered Debentures may be (mandatorily or otherwise) exchanged for or converted into other Debentures or shares of Preferred Stock, Class A Common Stock, Class B Common Stock or other securities or rights of the Company (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the Prospectus Supplement for such Offered Debentures.
     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to Offered Debentures that may be exchanged for or converted into stock of any class of the Company ("Capital Stock"):
     The holder of any Debentures convertible into capital stock will have the right exercisable at any time during the time period specified in the Prospectus Supplement, unless previously redeemed by the Company, to convert such Debentures into shares of capital stock (which may include Preferred Stock, Class A Common Stock or Class B Common Stock) as specified
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
in the Prospectus Supplement, at the conversion rate for each $1,000 principal amount of Debentures set forth in the Prospectus Supplement, subject to adjustment. The holder of a convertible Debenture may convert a portion thereof which is $1,000 or any integral multiple of $1,000. (Section 13.2 of the Indentures). In the case of Debentures called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption as may be specified in the Prospectus Supplement, except that in the case of redemption at the option of the Debentureholder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option. (Section 13.2 of the Indentures).
     In certain events, the conversion rate will be subject to adjustment as set forth in the Indentures. Such events include the issuance of shares of any class of Capital Stock of the Company as a dividend on the class of Capital Stock into which the Debentures of such series are convertible; subdivisions, combination and reclassifications of the class of Capital Stock into which Debentures of such series are convertible; the issuance to all holders of the class of Capital Stock into which Debentures of such series are convertible of rights or warrants entitling the Debentureholders (for a period not exceeding 45 days) to subscribe for or purchase shares of such class of Capital Stock at a price per share less than the current market price per share of such class of Capital Stock (as defined in the Indentures); and the distribution to all holders of the class of Capital Stock into which Debentures of such series are convertible of evidences of indebtedness of the Company or of assets (excluding cash dividends paid from retained earnings and dividends payable in Capital Stock for which adjustment is made as referred to above) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. (Section 13.5 of the Indentures.) Fractional shares of Capital Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment. Convertible Debentures surrendered for conversion between the record date for an interest payment, if any, and the interest payment date (except convertible Debentures called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. (Article 13 of the Indentures).
MODIFICATION OF THE INDENTURES
     Modification of any Indenture with respect to the Debentures of any series may be made by the Company and the applicable Trustee with the consent of the holders of not less than 66 2/3% in aggregate principal amount of outstanding Debentures of such series; provided that no such modification may, without the consent of the holder of each Debenture of such series affected thereby, (1) extend the time or times of payment of the principal amount of, premium, if any, or the interest on, any Debentures; (2) reduce the principal amount of, premium, if any, or the rate of interest on any Debentures (and/or such other amount or amounts as any Debentures or supplemental indentures with respect thereto may provide to be due and payable upon declaration of acceleration of the maturity thereof); (3) change the currency of payment of principal of, premium, if any, or the interest on any Debenture; (4) reduce any amount payable on redemption thereof; (5) alter or impair the right to convert or exchange the Debentures at the rate and upon the terms provided in the Indenture; (6) alter or impair the right to require redemption at the option of the holder; or (7) reduce the percentage of Debentures of any series, the vote of the holders of which is necessary to modify the Indenture. (Section 12.2 of the Indentures).
     Modifications of any Indenture with respect to the Debentures of any series may be made by the Company and the Trustee without the consent of the Debentureholders: (a) to add to the covenants and agreements of the Company or to surrender any right or power reserved to or conferred upon the Company in the Indenture; (b) to cure any ambiguity or to cure, correct or supplement any defect or inconsistent provision contained in the Indenture; (c) to make such provisions in regard to matters arising under the Indenture which may be necessary or desirable, or otherwise change the Indenture in any manner, which shall not adversely affect the interests of the Debentureholders of any series;
(d) to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to the Indenture and to provide for the adjustment of conversion rights pursuant to Section 13.7 upon consolidation, merger, sale or conveyance of the Company; (e) to establish the form or terms of the Debentures of any series as permitted by the Indenture; (f) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Debenture outstanding of any series created prior thereto which is entitled to the benefit of such provisions; (g) to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debentures in bearer form or to provide for uncertificated Debenture (so long as any "registration-required obligation" within the meaning of Section 163(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), is in registered form for purposes of the Code); (h) to amend or supplement any provision contained in the Indenture, which was required to be contained in the Indenture in order for the Indenture to be qualified under the Trust Indenture Act of 1939, if the Trust Indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then
                                       10

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may be required for such qualification; (i) to add any additional events of default; (j) to convey, transfer, assign, mortgage or pledge to the Trustee, as security for the Debentures of one or more series, any property or assets;
or (k) to add to or change any of the provisions of the Indenture as contemplated in Section 11.7(b) relating to successor trustees. (Section 12.1 of the Indentures).
DEFAULTS AND NOTICE
     The following are to be Events of Default with respect to Debentures of any series, unless it is either inapplicable to a particular series or is specifically deleted or modified for Debentures of a particular series, as described in the Prospectus Supplement: (1) failure to pay the principal of, or premium, if any, on any Debenture of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration of acceleration or otherwise, and, with respect to Debentures issued pursuant to the Senior Subordinated Indenture and the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions of such Indentures); (2) failure to make a payment of any interest on any Debenture of such series when due, continued for 30 days (with respect to Debentures issued pursuant to the Senior Subordinated Indenture and the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions of such Indentures); (3) failure of the Company to perform or observe any other covenants or agreements of the Company in the Indenture or in the Debentures of such series (other than agreements or covenants included in the Indentures solely for the benefit of a series of Debentures other than the series), continued for 90 days after written notice; (4) certain events of bankruptcy, insolvency or reorganization of the Company; and (5) as to Senior Subordinated and Subordinated Debentures, an event of default under any Senior Indebtedness (as respectively defined) that has resulted in the acceleration of such indebtedness prior to the expressed maturity thereof, which acceleration has not been rescinded or annulled within 30 business days after written notice and which acceleration is not contested by the Company in good faith. If an Event of Default with respect to Debentures of any series shall happen and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Debentures of such series may declare the principal amount (or, if the Debentures of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the Debentures of such series) of all Debentures of such series and/or such other amount or amounts as the Debentures or supplemental indenture with respect to such series may provide, to be due and payable immediately. (Section 7.1 of the Indentures).
     The Indentures provide that the Trustee will, within 90 days after the occurrence of a default, give to holders of Debentures of any series notice of all incurred defaults with respect to such series known to it; provided, however, that, except in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the Debentures of any series, or in the payment of any mandatory sinking fund installment with respect to Debentures of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of Debentures of such series. (Section 11.3 of the Indentures).
     The Indentures contain a provision entitling the Trustee to be indemnified by holders of Debentures before proceeding to exercise any trust or power under the Indentures at the request of such holders. (Section 11.1 of the Indentures). The Indentures provide that the holders of a majority in aggregate principal amount of the then outstanding Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred upon the Trustee with respect to the Debentures of such series, provided, however, that the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the Debentures of such series not joining in such direction. (Section 7.6 of the Indentures). The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including, without limitation, that the holders of a majority in aggregate principal amount of the Debentures of such series then outstanding make a written request upon the Trustee to exercise its powers under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of Debentures if the Indentures provide for convertibility or exchangeability at the option of the holder, and to institute suit for the enforcement thereof. (Section 7.7 of the Indentures).
REPORTS TO HOLDERS OF DEBENTURES
     The Company intends to furnish to holders of Debentures all quarterly and annual reports that it furnishes to holders of the Company's Class A Common Stock.
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                         DESCRIPTION OF PREFERRED STOCK
     The Board of Directors of the Company is authorized to issue in one or more series up to a maximum of 1,000,000 shares of preferred stock, par value $.01 per share. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion or exchange rights and other special or relative rights as the Board of Directors shall from time to time fix by resolution, which could adversely affect the voting powers of the holders of Common Stock. Issuance of the Preferred Stock could have the effect of acting as an anti-takeover device to delay or prevent a change of control of the Company. The dividend, the liquidation preference, and other specific terms of each series of the Preferred Stock will be set forth in the Prospectus Supplement. The Company currently has no shares of Preferred Stock outstanding.
     The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share; (3) any date of maturity; (4) any redemption, repayment or sinking fund provisions; (5) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) if other than the currency of the United States of America, the currency or currencies including composite currencies in which such Preferred Stock is denominated and/or in which payments will or may be payable; (8) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (9) whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights to which such Preferred Stock is convertible or exchangeable (which may include other Preferred Stock, Debentures, Class A Common Stock, Class B Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (10) the place or places where dividends and other payments on the Preferred Stock will be payable; (11) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions; and (12) if applicable, a discussion of certain federal income tax considerations with respect to such Preferred Stock..
     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).
     All shares of Preferred Stock offered, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and nonassessable.
                        DESCRIPTION OF DEPOSITARY SHARES
     The description below sets forth certain general terms and provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts. The specific terms of the Depositary Shares and, if applicable, a discussion of certain federal income tax considerations with respect thereto will be described in the Prospectus Supplement relating to such Depositary Shares. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.
GENERAL
     The Company may, at its option, elect to have shares of Preferred Stock represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable interest in the number of shares of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion, exchange and liquidation rights).
                                       12

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.
     Unless otherwise specified in the Prospectus Supplement, a holder of Depositary Shares is not entitled to receive the shares of Preferred Stock underlying the Depositary Shares.
DIVIDENDS AND OTHER DISTRIBUTIONS
     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares representing such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders on the relevant record date.
     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto or the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.
     The Deposit Agreement also contains provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of Preferred Stock shall be made available to holders of Depositary Shares. CONVERSION AND EXCHANGE
     If any Preferred Stock underlying the Depositary Shares is subject to conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.
REDEMPTION OF DEPOSITARY SHARES
     If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Depositary, the Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.
     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by the Company with the Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.
VOTING
     Upon receipt of notice of any meeting, or action in lieu of any meeting, at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.
AMENDMENT TO THE DEPOSIT AGREEMENT
     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by a majority of the Depositary Shares then outstanding.
                                       13

CHARGES OF DEPOSITARY
     The Company will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any exchange or redemption of the Preferred Stock. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts.
MISCELLANEOUS
     The Company, or at the option of the Company, the Depositary, will forward to the holders of Depositary Shares all reports and communications from the Company which the Company is required to furnish to the holders of Preferred Stock.
     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and neither will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Share or Preferred Stock unless satisfactory indemnity has been furnished. The Company and the Depositary may rely upon written advice of counsel or accountants or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or persons believed to be competent and documents believed to be genuine.
RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT AGREEMENT
     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary will be appointed by the Company within 60 days after delivery of the notice of resignation or removal. The Deposit Agreement may be terminated at the direction of the Company or by the Depositary if a period of 90 days shall have expired after the Depositary has delivered to the Company written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the Deposit Agreement, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to deliver Preferred Stock certificates, together with such dividends and distributions and the net proceeds of any sales or rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. Upon request of the Company, the Depositary shall deliver all books, records, certificates evidencing Preferred Stock, Depositary Receipts and other documents relating to the subject matter of the Deposit Agreement to the Company.
                                       14

                          DESCRIPTION OF COMMON STOCK
     The statements made under this caption include summaries of certain provisions contained in the Company's Articles of Incorporation and bylaws. These statements do not purport to be complete and are qualified in their entirety by reference to such Articles of Incorporation and bylaws.
     The authorized capital stock of the Company consists of 250,000,000 shares of Class A Common Stock par value $.01 per share, 30,000,000 shares of Class B Common Stock, par value $.01 per share, and the Preferred Stock. As of June 30, 1995, 41,190,848 shares of Class A Common Stock were issued and outstanding in the names of approximately 1,200 holders of record, and no shares of Class B Common Stock were issued and outstanding.
CLASS A COMMON STOCK
     Holders of the Company's Class A Common Stock are entitled ratably, share for share, to such dividends as may be declared upon the Class A Common Stock by the Board of Directors and, upon any liquidation of the Company, to participate ratably in the distribution of any corporate assets remaining after payment of all debts and the liquidation preferences, if any, of Preferred Stock that then may be issued and outstanding. However, the Company has entered into a Loan Agreement which substantially prohibits the payment of dividends or other distributions with respect to the Class A Common Stock. See
"Risk Factors -- "Existing Indebtedness; Additional Financing" and "Dividend and Other Restrictions under the Loan Agreement."
     Holders of the Company's Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of holders of Class A Common Stock. No holder of Class A Common Stock of the Company is entitled as a matter of right to subscribe for or to purchase any shares of stock or any security convertible into shares of stock of any class of the Company. Each outstanding share of Class A Common Stock is validly issued, fully paid and nonassessable.
CLASS B COMMON STOCK
     The Board of Directors has the authority, without any vote or action by the shareholders, to issue Class B Common Stock. The Company's Articles of Incorporation provide that the Class B Common Stock would have the same characteristics as the Class A Common Stock, except that the holders of Class B Common Stock would be entitled to one-tenth of one vote per share, voted as a single class with the Class A Common Stock, except as required by law. Under North Carolina law, the holders of Class B Common Stock generally would have the right to vote as a separate voting group on (i) certain amendments to the Articles of Incorporation, including amendments that would increase or decrease the authorized number of shares of the class, effect an exchange or reclassification of their shares for shares of another class, or change the rights of the class, (ii) a plan of merger if the plan contains a provision that, if contained in a proposed amendment to the Articles of Incorporation, would give rise to the right to vote, except where the consideration to be received in exchange for the shares consists solely of cash, and (iii) a plan of share exchange if the shares are to be acquired in the exchange. Issuance of Class B Common Stock could have the effect of acting as an anti-takeover device to delay or prevent a change of control of the Company.
CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS
     A provision of the Company's Articles of Incorporation requires the holders of at least 66 2/3% of the outstanding shares of stock of the Company then entitled to vote in elections of directors or a majority of the "disinterested" members of the Board of Directors to approve certain major corporate transactions involving the Company and a holder of 10% or more of any class of equity security of the Company ("Interested Shareholder") or the affiliate of an Interested Shareholder, including a merger or consolidation with the Interested Shareholder or the sale, lease or exchange of substantially all of the assets of the Company or of the Interested Shareholder to the other, or any dissolution of the Company. "Disinterested" directors are directors who are neither Interested Shareholders nor affiliated with any Interested Shareholder. In addition, the Company's bylaws permit (i) directors to be removed only for cause and upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company's capital stock entitled to vote generally in the election of directors and (ii) newly created directorships and vacancies caused by any reason to be filled only by the vote of the majority of directors then in office or by the shareholders. Both the Articles of Incorporation and the bylaws require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors to amend these provisions. These provisions could make it more difficult for a third party to acquire control of the Company.
     The Board of Directors of the Company is divided into three classes, with one class elected annually by the shareholders to a three-year term. The effect of the staggered Board of Directors is to negate substantially the possibility of minority
                                       15
shareholders' obtaining representation on the Board of Directors. The holders of common stock of the Company do not have the right to vote cumulatively in the election of directors.
FCC RESTRICTIONS
     The transfer of shares of Class A and Class B Common Stock may, in certain circumstances, be subject to provisions of the Communications Act of 1934, as amended, and rules and policies requiring prior FCC approval of the transfer of control of cellular, microwave and other licensees, restricting the percentage of alien ownership of such licensees, limiting the ownership of interests in cellular systems serving the same area, and establishing other licensee qualifications.
TRANSFER AGENT AND REGISTRAR
     First Union National Bank, Charlotte, North Carolina, is the transfer agent and registrar for the Class A Common Stock.
                            DESCRIPTION OF WARRANTS
GENERAL
     The Company may issue Warrants to purchase Securities or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The following sets forth certain general terms and provisions of the Warrants. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.
     The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (5) the Securities or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such Warrants; (6) the price at which and the currency or currencies, including composite currencies, in which the Securities purchasable upon exercise of such Warrants may be purchased; (7) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (8) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (9) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (10) if applicable, the date on and after which such Warrants and the related Securities will be separately transferable; (11) information with respect to book-entry procedures, if any;
(12) if applicable, a discussion of certain United States Federal income tax considerations; and (13) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.
                                       16

                              PLAN OF DISTRIBUTION
     The Company may sell Securities on a negotiated or competitive bid basis to or through underwriters or dealers and also may sell Securities directly to other purchasers or through agents. Any such underwriter, dealer or agent involved in the offer and sale of Securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealer or agent, will be set forth in the Prospectus Supplement.
     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     Unless otherwise indicated in a Prospectus Supplement, the obligations of any underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the applicable Securities if any are purchased. If a dealer is utilized in the sale, the Company will sell the Securities to the dealer as principal. The dealer may then resell the Securities to the public at varying prices to be determined by such dealer at the time of resale.
     Offers to purchase Securities may be solicited by the Company or agents designated by the Company from time to time. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
     Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters as that term is defined in the Securities Act of 1933 (the "Securities Act"), and any discounts or commissions received by them from the Company and any profits on the resale of the Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.
     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.
                                 LEGAL OPINIONS
     The validity of the Securities that may be offered hereby will be passed upon for the Company by Schell Bray Aycock Abel & Livingston L.L.P. Greensboro, North Carolina. Certain additional legal matters will be passed upon for the Company by Richard C. Rowlenson, Senior Vice President and General Counsel for the Company. As of June 30, 1995, Mr. Rowlenson beneficially owned 115,302 shares of Class A Common Stock. Doris R. Bray, a partner of Schell Bray Aycock Abel & Livingston L.L.P., is a director of the Company and, as of June 30, 1995, beneficially owned 4,800 shares of Class A Common Stock.
                                    EXPERTS
     The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the reports of said firm and upon the authority of said firm as experts in accounting and auditing.
                                       17

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     All of the expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee...............................................................   $ 86,207
Legal fees and expenses...........................................................................................     25,000*
Printing..........................................................................................................     10,000*
Accountant's fees and expenses....................................................................................     10,000*
Blue Sky qualification fees and expenses..........................................................................      5,000*
Miscellaneous.....................................................................................................      3,793*
  Total...........................................................................................................    140,000*

* Estimated
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article VIII of the Company's Bylaws provides:
                                 "ARTICLE VIII
                                INDEMNIFICATION
     1. EXTENT. In addition to the indemnification otherwise provided by law, the corporation shall indemnify and hold harmless its directors and Indemnified Officers (as hereinafter defined) against all liability and litigation expense, including reasonable attorneys' fees, arising out of their status as directors or officers or their activities in any of such capacities or in any capacity in which any of them is or was serving, at the corporation's request, in another corporation, partnership, joint venture, trust or other enterprise, and the corporation shall indemnify and hold harmless those persons who are officers, directors or employees and are deemed to be fiduciaries of the corporation's present and future employee pension and welfare benefit plans as defined under the Employee Retirement Income Security Act of 1974, as amended ("ERISA fiduciaries"), against all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as ERISA fiduciaries; provided, however, that the corporation shall not indemnify a director or Indemnified Officer against liability or litigation expense that he may incur on account of his activities that at the time taken were known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, and the corporation shall not indemnify an ERISA fiduciary against any liability or litigation expense that he may incur on account of his activities that at the time taken were known or reasonably should have been known by him to be clearly in conflict with the best interests of the employee benefit plan to which the activities relate. The corporation shall also indemnify the director, Indemnified Officer or ERISA fiduciary for reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted herein, if it is determined in accordance with
Section 2 of this Article that the director, officer or ERISA fiduciary is entitled to indemnification hereunder.
     2. DETERMINATION. Any indemnification under Section 1 shall be paid by the corporation in any specific case only after a determination that the director, Indemnified Officer or ERISA fiduciary did not act in a manner, at the time the activities were taken, that was known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, or the employee benefit plan to which the activities relate, as the case may be. Such determination shall be made (a) by the affirmative vote of a majority (but not less than two) of directors who are or were not parties to such action, suit or proceeding or against whom any such claim is asserted ("disinterested directors") even though less than a quorum, or (b) if a majority (but not less than two) of disinterested directors so direct, by independent legal counsel in a written opinion, or (c) if there are less than two disinterested directors, by the affirmative vote of all of the directors, or (d) by the vote of a majority of all of the voting shares other than those owned or controlled by directors, officers or ERISA fiduciaries who were parties to such action, suit or proceeding or against whom such claim is asserted, or by a unanimous vote of all of the voting shares, or (e) by a court of competent jurisdiction.
     3. ADVANCED EXPENSES. Expenses incurred by a director, Indemnified Officer or ERISA fiduciary in defending a civil or criminal claim, action, suit or proceeding may, upon approval of a majority (but not less than two) of the disinterested
                                      II-1
directors, even though less than a quorum, or, if there are less than two disinterested directors, upon unanimous approval of the Board of Directors, be paid by the corporation in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, Indemnified Officer or ERISA fiduciary to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified against such expenses by the corporation.
     4. CORPORATION. For purposes of this Article, references to directors, officers, or ERISA fiduciaries of the "corporation" shall be deemed to include directors, officers and ERISA fiduciaries of Vanguard Cellular Systems, Inc., its subsidiaries, and all constituent corporations absorbed into Vanguard Cellular Systems, Inc. or any of its subsidiaries by a consolidation or merger.
     5. INDEMNIFIED OFFICER. For purposes of the Article, "Indemnified Officer" shall mean all executive officers of the corporation who are also directors of the corporation, the Treasurer of the corporation and any other officer who is designated by the Board of Directors as an Indemnified Officer.
     6. RELIANCE AND CONSIDERATION. Any director, Indemnified Officer, or ERISA fiduciary who at any time after the adoption of this Bylaw serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provision of this Bylaw. No amendment, modification or repeal of this
Article VIII shall adversely affect the right of any director, Indemnified Officer or ERISA fiduciary to indemnification hereunder with respect to any activities occurring prior to the time of such amendment, modification or repeal.
     7. INSURANCE. The corporation may purchase and maintain insurance on behalf of its directors, officers, employees and agents and those persons who were serving at the request of the corporation as a director, officer, partner or trustee of, or in some other capacity in, another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any director, officer, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the corporation of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the corporation with respect to such payment."
     The North Carolina General Statutes contain provisions prescribing the extent to which directors and officers shall or may be indemnified. These statutory provisions are set forth below:
                      CH. 55 N.C. BUSINESS CORPORATION ACT
                            PART 5. INDEMNIFICATION.
  (SECTION MARK) 55-8-50. POLICY STATEMENT AND DEFINITIONS.
     (a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.
     (b) Definitions in this Part:
          (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.
          (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.
          (3) "Expenses" means expenses of every kind incurred in defending a proceeding, including counsel fees.
                                      II-2

          (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.
          (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for an other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.
          (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
          (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.
  (SECTION MARK) 55-8-51. AUTHORITY TO INDEMNIFY.
     (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:
          (1) He conducted himself in good faith; and
          (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and
          (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
     (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).
     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.
     (d) A corporation may not indemnify a director under this section:
          (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
          (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.
     (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.
     (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.
  (SECTION MARK) 55-8-52. MANDATORY INDEMNIFICATION.
     Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
  (SECTION MARK) 55-8-53. ADVANCE FOR EXPENSES.
     Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.
                                      II-3

  (SECTION MARK) 55-8-54. COURT-ORDERED INDEMNIFICATION.
     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:
     (1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or
     (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.
  (SECTION MARK) 55-8-55. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.
     (a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.
     (b) The determination shall be made:
          (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;
          (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;
          (3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision
     (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or
          (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
     (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.
  (SECTION MARK) 55-8-56. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.
     Unless a corporation's articles of incorporation provide otherwise:
     (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director.
     (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and
     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
  (SECTION MARK) 55-8-57. ADDITIONAL INDEMNIFICATION AND INSURANCE.
     (a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to
                                      II-4
indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.
     (b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.
     (c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.
  (SECTION MARK) 55-8-58. APPLICATION OF PART.
     (a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.
     (b) This Part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.
     (c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990.
                                      II-5

ITEM 16. EXHIBITS.
     The following exhibits are filed as part of the Registration Statement:

 EXHIBIT                                                                                                            SEQUENTIAL
   NO.      DESCRIPTION                                                                                              PAGE NO.
 *4      (a) Articles of Incorporation of the Registrant as amended through July 25, 1995, filed as Exhibit 1 to the Registrant's Form 8-A/A dated July 25, 1995.
 *4      (b) Bylaws of Registrant (compilation of July 25, 1995), filed as Exhibit 2 to the Registrant's Form
              8-A/A dated July 25, 1995.
  4      (c)(1) Form of Indenture for Senior Debentures.
  4      (c)(2) Form of Indenture for Senior Subordinated Debentures.
  4      (c)(3) Form of Indenture for Subordinated Debentures.
 *4      (d) Specimen Common Stock Certificate, filed as Exhibit 4(a) to the Registrant's Registration Statement
              on Form, S-1 (File No. 33-18067).
 *4      (e)(1) Amended and Restated Loan Agreement between the Registrant and various lenders led by The Bank of New
              York and The Toronto-Dominion Bank as agents, dated as of December 23, 1994, filed as of December
              23, 1994, filed as Exhibit 2(a) to the Registrant's Current Report on Form 8-K dated as of December
              23, 1994.
 *4      (e)(2) Security Agreement between the Registrant and various lenders led by The Bank of New York and The
              Toronto-Dominion Bank, as Secured Party, dated as of December 23, 1994, filed as Exhibit 2(b) to the Registrant's Current Report on Form 8-K dated as of December 23, 1994.
 *4      (e)(3) Master Subsidiary Security Agreement between the Registrant, certain of its subsidiaries and various lenders led by The Bank of New York and The Toronto-Dominion Bank, as Secured Party, dated as of
              December 23, 1994, filed as Exhibit 2(c) to the Registrant's Current Report on Form 8-K dated as of
              December 23, 1994.
  5         Opinion of Schell Bray Aycock Abel & Livingston L.L.P. as to legality of securities.
 12         Calculation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
 23      (a) Consent of Arthur Andersen LLP.
 23      (b) Consent of Schell Bray Aycock Abel & Livingston L.L.P. is contained in its opinion included as
              Exhibit 5.
 24         Power of Attorney is contained on the signature page of this registration statement.

* Incorporation by reference to the statement or report indicated.
ITEM 17. UNDERTAKINGS.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((section mark)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission
                                      II-6
     by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Securities Act of 1933, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     "The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act."
                                      II-7

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on July 25, 1995.
                                         VANGUARD CELLULAR SYSTEMS, INC.
                                         By: /s/       HAYNES G. GRIFFIN
                                               HAYNES G. GRIFFIN, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER
                               POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Haynes G. Griffin and Stuart S. Richardson, and each of them (will full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registraton statement and any and all registration statements for registering, pursuant to Rule 462 of the Securities and Exchange Commission, additional securities included in this registration statement and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                             TITLE                                DATE
         /s/            STUART S. RICHARDSON            Chairman of the Board of Directors                  July 25, 1995
                 STUART S. RICHARDSON
          /s/              HAYNES G. GRIFFIN            President, Chief Executive Officer and              July 25, 1995
                                                          Director
                  HAYNES G. GRIFFIN
        /s/          L. RICHARDSON PREYER, JR.          Vice Chairman of the Board of Directors             July 25, 1995
              L. RICHARDSON PREYER, JR.
          /s/            STEPHEN L. HOLCOMBE            Chief Financial Officer (principal accounting       July 25, 1995
                                                          and principal financial officer)
                 STEPHEN L. HOLCOMBE
          /s/             F. COOPER BRANTLEY            Director                                            July 25, 1995
                  F. COOPER BRANTLEY
           /s/                DORIS R. BRAY             Director                                            July 25, 1995
                    DORIS R. BRAY
                                                        Director
                 ROBERT M. DEMICHELE

                                      II-8

                      SIGNATURE                                              TITLE                                DATE
          /s/             STEPHEN R. LEEOLOU            Director                                            July 25, 1995
                  STEPHEN R. LEEOLOU
        /s/          L. RICHARDSON PREYER, SR.          Director                                            July 25, 1995
              L. RICHARDSON PREYER, SR.
         /s/            ROBERT A. SILVERBERG            Director                                            July 25, 1995
                 ROBERT A. SILVERBERG

                                      II-9